Exhibit 8.2

Date	:	16 March 2026
Our Reference	:	CORP/2026.013/AKYY/YCY/TBC
Your Reference	:

LINKERS INDUSTRIES LIMITED

Commerce House

Wickhams Cay 1

P. O. Box 3140, Road Town

Tortola, VG1110

British Virgin Islands

Dear Sirs,

LEGAL OPINION IN RELATION TO LINKERS INDUSTRIES LIMITED AS TO MALAYSIAN LAW

We act as the Malaysian legal advisers to Linkers Industries Limited (“LIL” or “Company”) as to Malaysian law in connection with the Company’s proposed public offering of the additional new shares in the Company (“Proposed Offering”) pursuant to a registration statement dated 16 March 2026 (“Registration Statement”) filed with the United States Securities and Exchange Commission (“SEC”) on the date of this opinion.

In connection with the Proposed Offering, we have been requested to provide this opinion in respect of LIL’s subsidiary incorporated and existing in Malaysia, namely TEM Electronics (M) Sdn. Bhd. (Malaysian Company Registration No. 199501036258 (365460-T)) (“TEM Electronics”).

A.	SCOPE OF ENQUIRIES

(a)	Unless otherwise stated in this opinion, this opinion does not address, or purport to address in any detail, items and matters dealt with in any report made by any accountants, valuers, quantity surveyors or other advisers or experts (if any) in connection with the Proposed Offering.

(b)	This opinion only relates to the legal aspects of TEM Electronics and does not apply by implication to other matters and, in particular, does not include the commercial aspects involving TEM Electronics and the adequacy of the steps and verification taken. To the extent and within our area of expertise in relation to Malaysian law, we have carried out such further review, enquiries and procedures as we have deemed relevant and considered necessary in connection with the Proposed Offering.

(c)	For the purposes of rendering this opinion, we have reviewed the Registration Statement prepared by the Company for the purpose of the Proposed Offering.

Consultant	Johore Resident Partners	Associates	●	Advocates & Solicitors
Yap Siew Bee	Nicole Lee Shih En	Amirah Akmal Binti Zulkarnain	●	Notary Public
	Tan Khai Ling	Bor Neng Aun	●	Registered Patent Agents
		Carine Huang Kai Ling	●	Registered Trademark Agents
Senior Partner	Muar Resident Partner	Chin Hui Shan	●	Registered Industrial Design Agents
Philip Koh Tong Ngee	Ong Kai Rou	Chong Pei Ying Choo Sheau Kee Eric Khor Keng San Goh Zhi En Lam Kah Yee		3A07, Block B, Phileo Damansara II 15 Jalan 16/11, Off Jalan Damansara 46350 Petaling Jaya, Selangor Malaysia
Partners	Senior Associates	Leong Su Yuan
Adrian Koh Yeow York	Chen Ee Wern	Lim Hui Ying		T	+603-7956 8686
Angeline Cheong May May	Chia Peck Yun	Lim Zheng Xin
Christina Lau Zhi Yan	Fang Kai Loon	Lydia Chong Nien Chee		F	+603-7956 2208 Corporate, Property & Banking
Jocelyn Lim Yean Tse	Grace Tan Keng Sang	Lye Cheyenne			+603-7956 2209 Litigation & Dispute Resolution
Kamraj Nayagam	Jessica Teh Inn Kgee	Ng Woei Yan		E	general@mkp.com.my
Kenneth Chong Kheng Aik	Kong Pei Yin	Nur Ayu Asyikin Binti Mohd A’zmi		W	www.mkp.com.my
Lee Yee Peng	Lam Shi Yen	Rosemary Ting
				*	Also at: Johore Bahru (Wisma S P Setia Indah Walk Office)
Lim Lee	Maya Gayathri Devaruban	Scarlett Chai Siu Shian		*	& Muar (Mega Commercial Centre Office)
Ling Wenny	Mendy Tan Man Ny	Shayne Low Siu Xuan		*	Please quote our reference when replying
Low Kin Sin	Poo Hao Yi	Snegaah Mohana Krishnan		*	Working hours 8:30 a.m. to 5:30 p.m., Mondays to Fridays
Pang Jia Ling	Rebecca Ong Chi Cheng	Tan Boon Chen
Surialinda Ahmad	Prasana Selvam	Tan Eng Jun
Yap Boon Hau	Tan Wai Kit	Tiew Kelly
Yee Chew Yan	Vanessa Pan Shao Qi	Vanessa Liau Qi Xuan
Yip Jia Hui	Yeap Chi Cheng	Vivian Cheng Xin Wei

16 March 2026

B.	OPINION

Based upon our scope of enquiries and role in connection with the Proposed Offering and our review of the Registration Statement provided by the Company and the assumptions set out in Schedule 1 hereto and subject to the qualifications set out in Schedule 2 hereto, we confirm that the statements set forth in the Registration Statement under the captions “Transfers of Cash To and From Our Subsidiaries”, “Enforceability of Civil Liabilities” and “Material Income Tax Considerations” as reproduced in Appendix herein are true and accurate in all material aspects, and that such statements constitute our opinions insofar as the same relates to the laws of Malaysia.

C.	BENEFIT

(a)	This opinion is delivered solely for the purpose of and in connection with the Registration Statement publicly filed with the SEC on the date of this opinion and may not be used for any other purpose without our prior written consent.

(b)	We consent to a copy of this opinion or an extract hereof being provided to Nasdaq and SEC, any part of the contents of this opinion being disclosed in the Registration Statement and a copy of this opinion being made available for inspection as described in Exhibits 8.2 and 23.4 of the Registration Statement. We further consent to each reference to our name and all references thereto, in the form and context in which they are included in the Registration Statement.

Yours faithfully,

for and on behalf of

m ah - k a m a r i y a h & p h i l i p k oh

/s/ Yee Chew Yan

Yee Chew Yan
Partner

Email : ycy@mkp.com.my
Direct tel. line : +603-7956 1704

16 March 2026

SCHEDULE 1

Assumptions

For the purposes of this opinion, we have made the following assumptions which we believe to be fair and reasonable and nothing has come to our attention that causes us to believe otherwise –

(a)	that the information conveyed to us by officers and employees of TEM Electronics includes all of the relevant information within their knowledge concerning the investigations which are the subject matter of this opinion and such information was true and accurate in all material respects;

(b)	except where our enquiries or where we are aware of information which have given rise to contrary beliefs, that the statements (written or otherwise) made by the directors, officers and employees of TEM Electronics and representations or oral information provided by them and responses to the questions put to them by us have been true and accurate in all material respects and have contained no material omission;

(c)	that all opinions and views expressed by TEM Electronics or its respective agents or officers, employees and advisers are honestly held by them and that all such opinions and views expressed to us were when made and continue to be based on reasonable assumptions, and all statements of fact by any of the foregoing persons were when made and continue to be true, accurate, correct and not misleading in any way;

(d)	that the directors, officers and employees of TEM Electronics whom we interviewed were competent to answer our questions and that there were no other officers who we should have interviewed in relation to those questions;

(e)	that there were no documents other than those which were disclosed to us or otherwise supplied to us through any means including electronic mail correspondences (including those documents disclosed to us upon request) which relate to the items which we examined;

(f)	that any document or record submitted to us continues unamended and in full force and effect, and has not been varied, cancelled or superseded by some other document or agreement or action of which we are unaware; and

(g)	we have made such examination of the laws of Malaysia as currently applied by the courts of Malaysia as in our judgment is necessary for this opinion. We do not purport to be qualified to express an opinion, and we express no opinion in this opinion, as to the laws of any jurisdiction other than Malaysia.

The making of each of the above assumptions indicates that we have assumed that each matter the subject of each assumption is true, correct and complete in every way. Nothing has come to our attention to lead us to believe that any of the foregoing assumptions are not correct, but where an assumption is stated to be made in this opinion, we have not, except where expressly otherwise indicated, made any independent investigation with respect to the subject matter of that assumption. No assumption is limited by any other assumption.

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16 March 2026

SCHEDULE 2

Qualifications

The opinions expressed in this opinion are subject to the following qualifications:

(a)	The role that we have performed as described in this opinion.

(b)	This opinion is strictly limited to the matters stated in it and does not apply by implication to any other matters.

(c)	Statements in this opinion as to the right or liability of a person to do any act, deed or thing in the present or future or both are based on the laws of Malaysia as at the date hereof. For matters not explicitly provided under the laws of Malaysia, the future interpretation, implementation and application of the specific requirements under the laws of Malaysia are subject to the final discretion of competent Malaysian legislative, administrative and judicial authorities, and there can be no assurance that the Malaysian legislative, administrative and judicial authorities will not ultimately take a view that is contrary to this opinion.

(d)	The laws of Malaysia referred to in the Registration Statement are laws and regulations publicly available and currently in force as at the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect. Our opinion is given on the basis that we have no obligation to notify any addressee of this opinion of any change in Malaysian law or its application after the date of this opinion.

(e)	We express no opinion about factual matters, save for those factual matters which also are the subject matter of any opinion given by us in this opinion.

(f)	Our opinion herein is limited to the matters stated herein and does not apply by implication to any other matters in connection with any contractual agreements and in particular, it does not include the commercial aspects of the transaction contemplated therein and the adequacy of the terms and conditions of any contractual agreements vis-à-vis the positions of the parties thereto.

(g)	Save where indicated in this opinion, we have not carried out any independent verification of the information supplied to us.

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16 March 2026

Appendix – Circle-ups of the relevant Malaysian law extracts in the Registration Statement under the captions “Transfers of Cash To and From Our Subsidiaries”, “Enforceability of Civil Liabilities” and “Material Income Tax Considerations”

16 March 2026

ea0279323-f1_linkers.htm Form Type: F-1 Page 11
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We are a "controlled company" as defined under the rules and regulations of Nasdaq because, as of the date of this prospectus, our Controlling Shareholder owns approximately 62.0% of the total issued and outstanding Ordinary Shares and approximately 91.6% of the total voting power as of the date of this prospectus.

Holding Company Structure

LIL is a holding company registered and incorporated in the BVI, and is not a Malaysian operating company. As a holding company with no material operations, we conduct our operations in Malaysia through our operating subsidiary, TEM. This is an offering of securities of LIL, the holding company incorporated in the BVI, instead of securities of our operating subsidiary, TEM. You may never directly hold any equity interest in our operating subsidiary.

In order for us to distribute any dividends to our shareholders, we rely on dividends paid to us by our subsidiaries for our cash requirements, including funds to pay any dividends and other cash distributions to our shareholders, service any debt we may incur and pay our operating expenses. Our ability to pay dividends to our shareholders will depend on, among other things, the availability of dividends from our operating subsidiary.

Transfers of Cash To and From Our Subsidiaries

As part of our cash management policies and procedures, our management monitors the cash position of our subsidiaries regularly and prepares budgets on a monthly basis to ensure it has the necessary funds to fulfil its obligations for the foreseeable future and to ensure adequate liquidity. In the event that there is a need for cash or a potential liquidity issue, it will be reported to our chief financial officer and subject to approval by the Board.

Cash is transferred through our organization in the following manner: (i) funds are transferred to TEM, our operating subsidiary in Malaysia, from LIL as needed through TSPL, our BVI subsidiary in the form of capital contributions or shareholder loans, as the case may be; and (ii) dividends or other distributions may be paid by TEM to LIL through TSPL, our BVI subsidiary.

Under BVI Act, a BVI company can provide funding to its direct subsidiary (i) by making shareholder's loan, (ii) by way of further subscription for shares or (iii) by way of capital contribution without subscribing for further shares. For LIL to transfer cash to its subsidiaries, LIL is permitted under the laws of the BVI to provide funding to its direct subsidiary, TSPL, in the three aforementioned ways subject to certain restrictions laid down in the BVI Act (as amended) and the memorandum and articles of association of LIL. Similarly, TSPL is permitted under the laws of the BVI to provide funding to our operating subsidiary, TEM, in the three aforementioned ways subject to certain restrictions laid down in the BVI Act (as amended) and the memorandum and articles of association of TSPL.

TEM's ability to transfer funds to us in the form of dividends or other distributions is not materially restricted by regulatory provisions in accordance with laws and regulations in Malaysia. TEM is free to remit divestment proceeds, profits, dividends, or any income arising from any investment in Malaysia, as long as the payment is made in foreign currency, instead of Malaysian Ringgit, and in accordance with the Foreign Exchange Policy Notices issued by the Bank Negara Malaysia (the Central Bank of Malaysia).

Under the BVI Act (as amended), subject to the memorandum and articles of association, a BVI company may make a dividend distribution to its shareholders to the extent that immediately after the distribution, the value of the company's assets exceeds its liabilities and that such company is able to pay its debts as they fall due.

Other than the above, we did not adopt or maintain any cash management policies and procedures dictating the amount of such funding or how funds are transferred and our subsidiaries have not experienced any difficulties or limitations on their ability to transfer cash between each other, to distribute earnings from our subsidiaries to LIL and to settle amounts owed under any applicable agreements as of the date of this prospectus.

During the years ended June 30, 2023, 2024 and 2025, LIL did not declare or pay any dividends or distributions and there was no transfer of assets among LIL and its subsidiaries.

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See "*Dividend Policy*" in this prospectus and "*Item 3. Key Information – D. Risk Factors — Risks Related to Doing Business in Malaysia — We rely on dividends and other distributions on equity paid by our subsidiaries to fund our cash and financing requirements, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business*" in our Annual Report and "*Consolidated Statements of Changes in Equity*" in audited financial statements contained in this prospectus or incorporated by reference in this prospectus for more information.

Enforceability of Civil Liabilities

We are incorporated under the laws of the BVI with limited liability. Substantially all of our assets are located outside the United States. In addition, all of our directors and executive officers are nationals or residents in Malaysia or Hong Kong and substantially all of their assets are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors. See *"Item 3. Key Information – D. Risk Factors — Risks Related to our Class A Ordinary Shares — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in Malaysia or Hong Kong against us or our directors named in the annual report based on foreign law."* in our Annual Report incorporated by reference to this prospectus for more information.

We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Conyers Dill & Pearman, our counsel as to the laws of the BVI, has advised us that there is uncertainty as to whether the courts of the BVI would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers to impose liabilities predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in the BVI against us or our directors or officers predicated upon the federal securities laws of the United States or the securities law of any state in the United States.

We have been advised by Conyers Dill & Pearman that although there is no statutory enforcement in the BVI of judgments obtained in the federal or state courts of the United States (and the BVI is not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the BVI would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the BVI, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the BVI, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the BVI and (f) there is due compliance with the correct procedures under the laws of the BVI. However, the BVI courts are unlikely to enforce a punitive judgment of a United States court predicated upon the civil liability provisions of the federal securities laws in the United States without retrial on the merits if such judgment is determined by the courts of the BVI to give rise to obligations to make payments that may be regarded as fines, penalties or punitive in nature.

Mah-Kamariyah & Philip Koh, our counsel as to the laws of Malaysia, has advised us that enforcement of a foreign judgment in Malaysia could be effected through either statutory enforcement or the common law rule of enforcement. Under the Reciprocal Enforcement of Judgments Act 1958 of Malaysia (the "REJA"), judgments given by superior courts of reciprocating countries, as listed in the First Schedule to the REJA are recognized and may be enforced directly or summarily by way of registration of the judgment provided that such judgments satisfy the requirements as specified under the REJA. Foreign judgments obtained in countries other than the countries listed in the First Schedule to REJA, have to be enforced through the common law rule. Although the United States is not a reciprocating country listed in the First Schedule to the REJA, a judgment pronounced in the United States may still be enforced in Malaysia pursuant to Malaysian common law principles provided that such foreign judgments must fulfil certain conditions which include the following:

(a) the judgment is for a definite sum, and which is final and conclusive;

(b) the original court granting the judgment had competent jurisdiction in the action;

(c) the judgment was not obtained by fraud;

(d) the proceedings in which the judgment was obtained were not contrary to natural justice; and

(e) the enforcement of the judgment would not be contrary to public policy in Malaysia.

K M Lai & Li, our counsel as to the laws of Hong Kong, has advised us that there is also uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

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MATERIAL INCOME TAX CONSIDERATIONS

BVI Taxation

The following is a discussion on BVI income tax consequences of an investment in the Class A Ordinary Shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor's particular circumstances, and does not consider tax consequences other than those arising under BVI laws.

We are not liable to pay any form of taxation in the BVI and all dividends, interests, rents, royalties, compensations and other amounts paid by us to persons who are not persons resident in the BVI are exempt from all forms of taxation in the BVI and any capital gains realized with respect to any shares, debt obligations, or other securities of ours by persons who are not persons resident in the BVI are exempt from all forms of taxation in the BVI.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not persons resident in the BVI with respect to any shares, debt obligation or other securities of ours.

Subject to the payment of stamp duty on the acquisition of property in the BVI by us (and in respect of certain transactions in respect of the shares, debt obligations or other securities of BVI incorporated companies owning land in the BVI), all instruments relating to transfers of property to or by us and all instruments relating to transactions in respect of the shares, debt obligations or other securities of ours and all instruments relating to other transactions relating to our business are exempt from payment of stamp duty in the BVI.

There are currently no withholding taxes or exchange control regulations in the BVI applicable to us or our shareholders.

Malaysia Taxation

The following discussion is a summary of the more relevant taxes that are applicable to our Malaysian subsidiary with regards to transactions that it may enter into with a foreign holding company. It excludes specifically all Malaysian taxes that our Malaysian subsidiary is subject to arising from its business activities in Malaysia such as income tax, various types of taxes imposable on transactions entered into in the course of conducting its business activities and taxes on capital gains. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor's particular circumstances, and does not consider tax consequences other than those arising under Malaysian laws.

Effective January 1, 2024, the Government of Malaysia through the Finance (No. 2) Act 2023, as gazetted on 29 December 2023, introduced a capital gains tax under which gains or profits from the disposal of capital assets are treated as income chargeable to income tax under the Income Tax Act 1967. For the purposes of the Income Tax Act 1967, "capital asset" means (a) any moveable or immovable property situated outside Malaysia, including any rights or interests attached, or (b) movable property situated in Malaysia which is a share of a company incorporated in Malaysia not listed on the stock exchange (including any rights or interests thereof) owned by a company, limited liability partnership, trust body or co-operative society.

On December 29, 2023, the Income Tax (Exemption) (No. 7) Order 2023 was gazetted, which provides that a company, limited liability partnership, trust body or co-operative society is given an income tax exemption in respect of any gains or profits from the disposal of unlisted shares in Malaysian companies during the period commencing from January 1, 2024 to February 29, 2024. As such, capital gains tax will only be payable on disposals of unlisted shares in Malaysian companies from March 1, 2024.

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The capital gains tax rate on the chargeable income of a company, limited liability partnership, trust body or co-operative society from the disposal of capital assets situated in Malaysia that were acquired before January 1, 2024 will be (i) 10% on the chargeable income from the disposal of the capital asset; or (ii) 2% on the gross disposal price of the capital asset. In respect of the disposal of capital assets situated in Malaysia that were acquired on or after January 1, 2024, the capital gains tax rate will be 10% on the chargeable income from the disposal of the capital asset.

Real property gains tax which is governed by the Real Property Gains Tax Act 1976, is a tax on gains arising from the disposal of real property or shares in real property company. Neither subject affects our Malaysian subsidiary as it is not engaged in activities involving disposing its real property or shares in real property company.

The type of transactions that Malaysian subsidiary typically enter into with their foreign holding company (that is not attributable to a business carried on in Malaysia by the foreign holding company) are royalties, interest or service fees. With respect to such income, the tax liability of the foreign holding company, it being a non-resident will be settled by way of withholding tax ("WHT") deducted by the paying entity, i.e. the Malaysian subsidiary. The following are WHT rates that apply as per the limited agreement that exists between the United States of America and Malaysia: (Royalties: 10%, Interest: 15%, Dividends: 0%, Technical Fees: 10%).

Payments of the above types of income to non-residents (except for dividends) are subject to WHT which is due and payable to the Inland Revenue Board of Malaysia within one month after paying or crediting such payments. There is no WHT on dividends paid by Malaysian company.

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following discussion describes the material U.S. federal income tax consequences relating to the ownership and disposition of our Class A Ordinary Shares by U.S. Holders (as defined below). This discussion applies to U.S. Holders that purchase our Class A Ordinary Shares pursuant to this offering and hold such Class A Ordinary Shares as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as certain financial institutions; insurance companies; dealers or traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes; tax-exempt entities or governmental organizations; retirement plans; regulated investment companies; real estate investment trusts; grantor trusts; brokers, dealers, or traders in securities, commodities, currencies, or notional principal contracts; certain former citizens or long-term residents of the United States; persons who hold our Class A Ordinary Shares as part of a "straddle," "hedge," "conversion transaction," "synthetic security," or integrated investment; persons that have a "functional currency" other than the U.S. dollar; persons that own directly, indirectly, or through attribution 10% or more of the voting power of our Class A Ordinary Shares; corporations that accumulate earnings to avoid U.S. federal income tax; partnerships and other pass-through entities; and investors in such pass-through entities). This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift, or alternative minimum tax consequences.

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Malaysia

Mah-Kamariyah & Philip Koh, our counsel as to the laws of Malaysia, has advised us that enforcement of a foreign judgment in Malaysia could be effected through either statutory enforcement or the common law rule of enforcement. Under the Reciprocal Enforcement of Judgments Act 1958 of Malaysia (the "REJA"), judgments given by superior courts of reciprocating countries, as listed in the First Schedule to the REJA are recognized and may be enforced directly or summarily by way of registration of the judgment provided that such judgments satisfy the requirements as specified under the REJA. Foreign judgments obtained in countries other than the countries listed in the First Schedule to the REJA, have to be enforced through the common law rule. Although the United States is not a reciprocating country listed in the First Schedule to the REJA, a judgment pronounced in the United States may still be enforced in Malaysia pursuant to Malaysian common law principles provided that such foreign judgments must fulfil certain conditions which include the following:

(a) the judgment is for a definite sum, and which is final and conclusive;

(b) the original court granting the judgment had competent jurisdiction in the action;

(c) the judgment was not obtained by fraud;

(d) the proceedings in which the judgment was obtained were not contrary to natural justice; and

(e) the enforcement of the judgment would not be contrary to public policy in Malaysia.

Hong Kong

K M Lai & Li, our counsel as to the laws of Hong Kong has advised us that there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States.

A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

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